Exhibit 99.1

Hemisphere Media Group Announces Third Quarter 2018 Financial Results

Third Quarter Results Reflect Strong Affiliate and Advertising Revenue Growth and Continued Economic Recovery in Puerto Rico

Affirms Full Year 2018 Guidance of Year-over-Year Mid-teen Percentage Adjusted EBITDA1 Growth

MIAMI, FL — (November 5, 2018) — Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere” or the “Company”), the only publicly traded pure-play U.S. media company targeting the high growth U.S. Hispanic and Latin American markets with leading broadcast and cable television and digital content platforms, today announced financial results for the third quarter ended September 30, 2018.

President and Chief Executive Officer of Hemisphere, Alan Sokol, said, “Our third quarter results reflected strong growth across all of our businesses and revenue streams, as we continue to execute on our business strategy and Puerto Rico continues to move towards normalization. We delivered solid growth in both advertising and affiliate revenue, which is a result of our unique and compelling content, targeting large and underserved audiences, and strong subscriber growth across our cable networks.

Overall, the pace of economic recovery in Puerto Rico remains highly encouraging, with meaningful improvement in the television advertising market.  WAPA’s strong performance in the quarter was further driven by its continued ratings dominance. In the U.S., we continue to defy overall industry trends and saw strong organic subscriber growth across all of our networks, as well as solid advertising revenue growth.

Our strategic investments, Canal 1 and Pantaya, continue to deliver highly encouraging results. We remain focused on delivering unique and compelling content and we are optimistic about our growth strategy and shareholder value enhancement opportunities.”

Financial Results for the Three and Nine Months Ended September 30, 2018

Net revenues were $37.2 million for the three months ended September 30, 2018, an increase of 16%, as compared to net revenues of $32.2 million for the comparable period in 2017. The increase was due to growth in all of the Company’s revenue streams.  Advertising revenue increased $3.3 million, or 27%, driven by the continued recovery in Puerto Rico, and the favorable comparison with the prior year period, which was negatively impacted by Hurricanes Irma and Maria in September 2017, growth in ad sales at our cable networks, and the impact of the current period adoption of the new revenue recognition standard, which resulted in an increase to advertising revenue of $1.0 million. The increase in net revenues was also due to a $1.3 million increase in affiliate fees and a $0.5 million increase in other revenue driven by higher content licensing fees.

Net revenues were $101.1 million for the nine months ended September 30, 2018, as compared to $100.5 million for the comparable period in 2017. The increase in the period was primarily due to an increase in affiliate revenue and other revenues, offset by a decline in advertising revenue.  Advertising revenue decreased $0.4 million, or 1%, driven by the continued negative impact of Hurricane Maria in Puerto Rico, offset by an increase in advertising revenue at our cable networks, and the impact of the current period adoption of the new revenue recognition standard, which increased advertising revenue by $2.7 million. Additionally, in 2017, the Company benefited from advertising revenue associated with the World Baseball Classic televised on WAPA.  The increase in net revenues was also due to a $0.2 million increase in affiliate fees and a $0.8 million increase in other revenue driven by higher content licensing fees.

(1)  See the Non-GAAP Reconciliations section of this earnings release for a discussion of non-GAAP financial measures used in this release.

Affiliate fees increased due to subscriber fee increases, both contractual and upon renewal, and overall subscriber growth, offset in part by the interruption caused by Hurricane Maria on subscriptions to pay television in Puerto Rico and the termination of Television Dominicana by DirecTV in September 2017.  The nine-month period was also impacted by the blackout of WAPA on DirecTV during the second quarter of 2018.

Operating expenses were $25.4 million for the three months ended September 30, 2018, as compared to operating expenses of $23.8 million for the same period in 2017.  Operating expenses were $76.1 million for the nine months ended September 30, 2018, as compared to operating expenses of $74.6 million for the comparable period in 2017.  The increase in the three-month period was primarily due to higher programming and production expenses, including the production and broadcast of Miss Universe Puerto Rico, which did not take place in the prior year period.  The increase in the nine-month period was primarily due to hurricane related expenses of $0.9 million.  Additionally, the increases for both periods were due to the adoption of the new revenue recognition standard, partially offset by gains related to a reimbursement of $0.6 million received from the Federal Communications Commission (“FCC”) for equipment purchases required as a result of the spectrum repack, and an incentive payment of $0.3 million for vacating spectrum earlier than required in connection with the mandated channel repositioning of WAPA’s signal in Puerto Rico.

Net loss was $1.1 million for the three months ended September 30, 2018, as compared to net income of $0.7 million for the comparable period in 2017.  Net loss was $13.7 million for the nine months ended September 30, 2018, as compared to net income of $8.6 million for the comparable period in 2017.  These declines in net income in the three and nine-month periods were primarily due to the negative impact of Hurricanes Irma and Maria and loss on equity investments.

Adjusted EBITDA was $16.1 million for the three months ended September 30, 2018, as compared to Adjusted EBITDA of $13.8 million for the comparable period in 2017. Adjusted EBITDA was $41.5 million for the nine months ended September 30, 2018, as compared to Adjusted EBITDA of $44.4 million for the comparable period in 2017.

The Company affirms its forecast of mid-teen percentage growth in Adjusted EBITDA for the full year 2018, as compared to 2017.

As of September 30, 2018, the Company had $209.1 million in debt and $95.9 million of cash.  The Company’s leverage ratio was approximately 4.3x, and net leverage ratio was approximately 2.3x.

During the three months ended September 30, 2018, the Company repurchased 42,780 shares of common stock at a weighted average price of $12.83, for an aggregate purchase price of approximately $0.5 million.

During the three months ended September 30, 2018, the Company funded $12.1 million into Canal 1.

The following tables set forth the Company’s financial performance for the three and nine months ended September 30, 2018 and 2017, as well as select financial data as of September 30, 2018 and December 31, 2017:

HEMISPHERE MEDIA GROUP, INC.

Comparison of Consolidated Operating Results

(amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)

Net revenues	$37,239	$32,173	$101,065	$100,512
Operating Expenses:
Cost of revenues	11,039	9,883	31,300	30,426
Selling, general and administrative	11,095	9,510	32,787	28,845
Depreciation and amortization	4,023	4,041	12,040	12,223
Other expenses	193	332	967	3,056
(Gain) from FCC repack and other (gain) loss	(936)	—	(974)	2
Total operating expenses	25,414	23,766	76,120	74,552

Operating income	11,825	8,407	24,945	25,960

Other (expense) income:
Interest expense, net	(3,073)	(2,863)	(8,976)	(8,089)
Loss on equity method investments	(8,657)	(2,571)	(27,278)	(2,450)
Gain from insurance proceeds	2,080	—	2,080	—
Loss on impairment of assets	—	(533)	—	(533)
Total other expense	(9,650)	(5,967)	(34,174)	(11,072)
Income (loss) before income taxes	2,175	2,440	(9,229)	14,888

Income tax expense	(3,229)	(1,758)	(4,490)	(6,280)
Net (loss) income	$(1,054)	$682	$(13,719)	$8,608

Reconciliation of net (loss) income to Adjusted EBITDA:
Net (loss) income	$(1,054)	$682	$(13,719)	$8,608
Add (Deduct):
Income tax expense	3,229	1,758	4,490	6,280
Other expense	9,650	5,967	34,174	11,072
(Gain) from FCC repack and other (gain) loss	(936)	—	(974)	2
Transaction and non-recurring expenses	220	334	1,479	3,114
Hurricane related expenses	—	—	1,048	—
Depreciation and amortization	4,023	4,041	12,040	12,223
Stock-based compensation	969	981	2,967	3,104
Adjusted EBITDA	$16,101	$13,763	$41,505	$44,403

Selected Financial Data:

(amounts in thousands)

	As of		As of
	September 30, 2018		December 31, 2017
	(Unaudited)		(Audited)

Cash	$95,933		$124,299
Debt (a)	$209,081		$211,214

Leverage ratio (b):	4.3	x	4.1	x
Net leverage ratio (c):	2.3	x	1.7	x

(a) Represents the aggregate principal amount of the debt.

(b) Represents gross debt divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company’s amended term loan.

(c)  Represents gross debt less cash divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company’s amended term loan.

The following table presents estimated subscriber information (unaudited):

	Subscribers (a) (amounts in thousands)
	September 30, 2018	December 31, 2017	September 30, 2017
U.S. Cable Networks:
WAPA America (b)	4,508	4,362	4,330
Cinelatino	4,745	4,424	4,563
Pasiones	4,573	4,450	4,602
Centroamerica TV	4,358	4,127	4,125
Television Dominicana	2,229	1,876	3,468
Total	20,413	19,239	21,088

Latin America Cable Networks:
Cinelatino	16,365	16,087	16,139
Pasiones	16,004	14,776	13,504
Total	32,369	30,863	29,643

(a)         Amounts presented are based on most recent remittances received from the Company’s distributors as of the respective dates shown above, which are typically two months prior to the dates shown above.

(b)         Excludes digital basic subscribers.

Non-GAAP Reconciliations

Within Hemisphere’s third quarter 2018 press release, Hemisphere makes reference to the non-GAAP financial measure, “Adjusted EBITDA.” Whenever such information is presented, Hemisphere has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. When presenting Adjusted EBITDA, Hemisphere’s management adds back (deducts) from net income or net loss, if any, depreciation expense, amortization of intangibles, (gain) from FCC repack and other (gain) loss, transaction and non-recurring expenses, hurricane related expenses, income tax expense, stock-based compensation, and other expense items. The specific reasons why Hemisphere’s management believes that the presentation of this non-GAAP financial measure provides useful information to investors regarding Hemisphere’s financial condition, results of its operations and cash flows has been provided in the Form 8-K filed in connection with this press release. A reconciliation of net income to Adjusted EBITDA can be found above in the table that sets forth Hemisphere’s financial performance for the three months ended September 30, 2018 and 2017.

Conference Call

Hemisphere will conduct a conference call to discuss its third quarter 2018 results at 5:00 PM ET on Monday, November 5, 2018.   A live broadcast of the conference call will be available online via the company’s Investor Relations website located at http://ir.hemispheretv.com/. Alternatively, interested parties can access the conference call by dialing (877) 497-1436, or from outside the United States at (262) 558-6292, at least five minutes prior to the start time. The conference ID for the call is 7079405.

A replay of the call will be available beginning at approximately 8:00 PM ET on Monday, November 5, 2018 by dialing (855) 859-2056, or from outside the United States by dialing (404) 537-3406. The conference ID for the replay is 7079405.

Forward-Looking Statements

Statements in this press release and oral statements made from time to time by representatives of Hemisphere may contain certain statements about Hemisphere and its consolidated subsidiaries that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These include, but are not limited to, the effects of Hurricane Maria in the short and long-term on Hemisphere’s business and the advertising market in Puerto Rico as well as Hemisphere’s customers, employees, third-party vendors and suppliers, the effect on retransmission and subscriber fees that Hemisphere receives, short and long-term migration shifts in Puerto Rico, Hemisphere’s ability to timely and fully recover proceeds under our insurance policies, Hemisphere’s ability to close the acquisition of Snap TV, Hemisphere’s ability to successfully integrate the acquired assets and achieve anticipated synergies, statements relating to Hemisphere’s future financial and operating results (including growth and earnings), plans, objectives, expectations and intentions and other statements that are not historical facts. These statements are based on the current expectations of the management of Hemisphere and are subject to uncertainty and changes in circumstance, which may cause actual results to differ materially from those expressed or implied in such forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “expect,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Factors that could cause actual results to differ materially from those expressed or implied by the forward-

looking statements are discussed under the headings “Risk Factors” and “Forward-Looking Statements” in Hemisphere’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), as they may be updated in any future reports filed with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Hemisphere’s actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Hemisphere undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

About Hemisphere Media Group, Inc.

Hemisphere Media Group, Inc. (HMTV) is the only publicly traded pure-play U.S. media company targeting the high growth U.S. Hispanic and Latin American markets with leading broadcast and cable television and digital content platforms. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, and the leading broadcast television network in Puerto Rico, and has ownership interests in Canal 1, the #3 national broadcast television network in Colombia, Pantaya, a Spanish-language OTT service in the U.S., and other digital assets.

Contact:

Edelman Financial Communications for Hemisphere Media Group

Danielle O’Brien

(646) 277-1289

Danielle.obrien@edelman.com